Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”) to the Agreement and Plan of Merger, dated as of June 10, 2020 (the “Merger Agreement”), by and among Just Eat Takeaway.com N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (“Parent”), Checkers Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Checkers Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub II”), and Grubhub Inc., a Delaware corporation (the “Company”), is made by and among Parent, Merger Sub, Merger Sub II and the Company as of September 4, 2020. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties desire to amend the Merger Agreement to extend the End Date.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

SECTION 1.1    Extension of End Date. Section 7.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(i) if the First Effective Time shall not have occurred on or before December 31, 2021 (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party hereto if the failure of the First Effective Time to have occurred on or before the End Date was due, in whole or in part, to a breach by such party of its representations and warranties set forth in this Agreement or the failure by such party to perform any of its obligations under this Agreement; or”

SECTION 1.2    Representations and Warranties of the Company. The Company represents and warrants to Parent, Merger Sub and Merger Sub II that:

(a) The Company has all necessary corporate power and authority to execute and deliver this Amendment.

(b) The execution and delivery of this Amendment have been duly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Amendment.

(c) This Amendment has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 1.3    Representations and Warranties of Parent, Merger Sub and Merger Sub II. Parent, Merger Sub and Merger Sub II jointly and severally represent and warrant to the Company that:

(a) Each of Parent, Merger Sub and Merger Sub II has all necessary corporate power and authority to execute and deliver this Amendment.

(b) The execution and delivery of this Amendment have been duly authorized and approved by all necessary corporate action by Parent, Merger Sub and Merger Sub II (including by the Parent Boards and the board of directors of each Merger Sub), and no other corporate action on the part of Parent, Merger Sub or Merger Sub II is necessary to authorize the execution and delivery of this Amendment.

(c) This Amendment has been duly executed and delivered by Parent, Merger Sub and Merger Sub II and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Merger Sub II, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 1.4    Full Force and Effect. Except to the extent specifically amended hereby, the Merger Agreement remains unchanged and in full force and effect. From and after the execution of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import will be deemed to mean the Merger Agreement, as amended by this Amendment, and each reference to the “date hereof”, the “date of this Agreement” or words of similar import will continue to mean June 10, 2020.

SECTION 1.5    Entire Agreement. This Amendment and the Merger Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule and the exhibits thereto), together with any other instruments delivered hereunder or thereunder and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 1.6    General Provisions. The provisions of Article VIII of the Merger Agreement, to the extent not already set forth in this Amendment, are incorporated herein by reference and form a part of this Amendment as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

GRUBHUB INC.

by	/s/ Matt Maloney
	Name:	Matt Maloney
	Title:	Chief Executive Officer

CHECKERS MERGER SUB I, INC.

by	/s/ Sophie Versteege
	Name:	Sophie Versteege
	Title:	Secretary

CHECKERS MERGER SUB II, INC.

by	/s/ Sophie Versteege
	Name:	Sophie Versteege
	Title:	Secretary

JUST EAT TAKEAWAY.COM N.V.

by	/s/ Brent Wissink
	Name:	Brent Wissink
	Title:	Chief Financial Officer